Scholastic Announces Key Leadership Transitions

President of International Beth Polcari Named President of Education Solutions, Succeeding Rose Else-Mitchell

Chief Financial Officer Ken Cleary to Transition to President of International, Upon Completion of Current Executive Search Process

New York, NY – August 16, 2023 – Scholastic (NASDAQ: SCHL), the global children's publishing, education and media company, today announced key leadership transitions. Beth Polcari, previously President of International, has been named President of Education Solutions, effective immediately. Ms. Polcari succeeds Rose Else-Mitchell, who will leave to pursue other interests following a transition period. Separately, Ken Cleary will leave his current role as Chief Financial Officer upon appointment of a successor. He will transition to become Scholastic’s next President of International. The Company has retained a nationally recognized search firm, which has begun the process of identifying and hiring a successor CFO.

Peter Warwick, President and Chief Executive Officer, said, “We are delighted that Beth Polcari is assuming the role of President of Education Solutions and will continue to advance the clear vision of literacy-focused, blended learning solutions that Rose Else-Mitchell championed during her tenure as division leader. Beth’s steady leadership, deep knowledge of the education market and our businesses, and strong operational focus will be invaluable as Education Solutions enters its next chapter. We wish Rose well in her new endeavors and thank her for her many contributions to Scholastic.”

“I am humbled and excited to lead the Education Solutions division at this important moment for children, educators and Scholastic,” Ms. Polcari said. “Investing to grow Education Solutions with new blended literacy programs, which combine digital and print components, is a key pillar of Scholastic’s long-term growth strategy and core to our mission of giving all kids the power of reading. I look forward to working with the team and Rose to quickly transition into my new role and help accelerate our strategy.”

As President of International since 2020, Ms. Polcari led Scholastic’s international subsidiaries through the pandemic and oversaw significant operational improvements, especially in Scholastic’s growth markets. Ms. Polcari also supported Education Solutions on special projects, including leading the integration of Scholastic’s recent acquisition of Learning Ovations and the company’s innovative A2i assessment and instructional system. Prior to this previous role, Ms. Polcari oversaw Scholastic’s Classroom Magazines, Digital Subscriptions and Teaching Resources businesses. She also led key digital growth initiatives including the development of Scholastic Literacy Pro™, which form the foundation of the Company’s current blended learning offering.

Mr. Warwick continued, “We are grateful for Ken Cleary’s many years of service in Scholastic’s finance organization. Under his leadership as CFO, Scholastic has dramatically increased efficiencies across our operations. He will be an ideal successor to Beth as President of International due to his deep knowledge of Scholastic’s domestic and international businesses. This is a great opportunity for Ken and the Company’s international subsidiaries. We look forward to recruiting a growth-oriented CFO to partner with our leadership team to deliver on Scholastic’s long-term strategy.”

Mr. Cleary was appointed as the Company’s Chief Financial Officer in 2017 and joined Scholastic in 2008. He will continue in his current role, with additional oversight of the International division, until a replacement CFO is appointed. At that time and as part of a planned progression, he will dedicate himself to leading the division as President of International.
About Scholastic
For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Contact: Scholastic Corporation

Investors: Jeffrey Mathews, (212) 343-6741, investor_relations@scholastic.com

Media: Anne Sparkman, (212) 343-6657, asparkman@scholastic.com

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

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